UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Amendment No. 1

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

EMBARK TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

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EMBARK TECHNOLOGY, INC.

321 ALABAMA STREET

SAN FRANCISCO, CALIFORNIA 94110

July 10, 2023

AMENDMENT TO THE PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS OF EMBARK TECHNOLOGY, INC.

TO BE HELD ON JULY 17, 2023

This amendment, dated July 10, 2023 (this “Amendment”), amends and supplements the definitive proxy statement, dated June 26, 2023 (the “Proxy Statement”), filed by Embark Technology, Inc. (“Embark”). The Proxy Statement relates to the solicitation of proxies by Embark’s Board of Directors (the “Embark Board”) for use at a special meeting of Embark’s stockholders (together with any adjournment, postponement, or other delay thereof, the “special meeting”). The special meeting will be held on July 17, 2023, at 9:00 a.m., Pacific Time. You may attend the special meeting via a live interactive webcast at www.virtualshareholdermeeting.com/EMBK2023SM. You will be able to listen to the special meeting live and vote online.

The purpose of this Amendment is to provide supplemental information concerning the special meeting and the matters to be considered at the special meeting. Except as described in this Amendment, the information provided in the Proxy Statement continues to apply. All paragraph headings and page references used herein refer to the headings and pages in the Proxy Statement before any additions or deletions resulting from this Amendment, and certain capitalized terms used below, unless otherwise defined, have the meanings set forth in the Proxy Statement. The supplemental information is identified below by bold, underlined text. ~~Stricken-through~~ text shows text being deleted from a referenced disclosure in the Proxy Statement. Except as described in this Amendment, the information provided in the Proxy Statement continues to apply. If information in this Amendment differs from or updates information contained in the Proxy Statement, then the information in this Amendment is more current and supersedes the different information contained in the Proxy Statement. THIS AMENDMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT AND THE PROXY STATEMENT SHOULD BE READ IN ITS ENTIRETY.

Supplemental Disclosures

The section of the Proxy Statement captioned “Transaction Summary” is amended and supplemented as follows:

The first paragraph under the caption “Litigation Relating to the Merger” is amended and restated to read as follows:

As of the date of this ~~proxy statement~~Amendment, ~~one~~three complaints ~~has~~have been filed by ~~a~~ purported Embark stockholders against Embark and the members of the Embark Board seeking to enjoin Embark from proceeding with the special meeting and other relief. One~~The~~ complaint asserts claims against the defendants who are members of the Embark Board for breach of fiduciary duties of the Embark Board. The remaining two complaints assert claims (1) against all defendants under Section 14(a) of the Securities and Exchange Act of 1934 (the “Exchange Act”) for filing a preliminary proxy statement with the SEC on June 16, 2023 containing allegedly false and misleading statements of material facts and omissions of material facts and (2) against the individual defendants under Section 20(a) of the Exchange Act for alleged “control person” liability with respect to such allegedly false and misleading statements of material facts and omissions of material facts. Embark believes that the claims are without merit. For a more detailed description of the litigation relating to the merger, see the section of this proxy statement captioned “The Merger —Litigation Relating to the Merger”.

The section of the Proxy Statement captioned “Background of the Merger” is amended and supplemented as follows:

The 71st paragraph under the caption “Background of the Merger” is amended and restated to read as follows:

On March 24, 2023, the Transaction Committee met by videoconference with Embark’s management, representatives of Wilson Sonsini and representatives of Evercore to discuss developments related to Embark’s second transaction process, inquiries for a potential strategic transaction that Embark had received to date, Embark’s current cash position and potential liabilities, the consideration available to Embark’s stockholders under the available alternatives, and whether initiating a dissolution process might be advisable and in the best interests of Embark and its stockholders. The Transaction Committee also discussed the proposals issued by Party C and Party D and concluded that in both cases (1) the combined company would continue to generate ongoing losses, (2) Embark was contributing a majority of the cash while receiving a minority of the ownership and (3) the ultimate equity value of the combined entity was highly uncertain. The Transaction Committee determined to engage SierraConstellation Partners LLC (“Sierra”), a turnaround and restructuring advisory firm, as a financial advisor to advise the Transaction Committee as it evaluated the second transaction process offers in comparison to Embark’s other available strategic alternatives, including dissolution. At the request of representatives for the Transaction Committee, Sierra confirmed that, in the two years prior to its engagement by the Transaction Committee, Sierra had not provided advisory services to Embark and its affiliates or to Applied and its affiliates.

The 75th paragraph under the caption “Background of the Merger” is amended and restated to read as follows:

Later on March 29, 2023, the Transaction Committee, on behalf of Embark, entered into a letter agreement with Sierra, which provided that, among other things, Sierra would assist management in preparing a liquidation analysis (1) to assist the Transaction Committee in evaluating the fairness of a proposed transaction with Applied and (2) if required, in connection with the winding-up and dissolution of Embark. Under the terms of the letter agreement, Embark agreed to pay Sierra its customary hourly rate, none of which is contingent upon the consummation of the Merger. From the date of the engagement letter through May 24, 2023, representatives of Sierra and members of Embark’s management held videoconferences and had regular communications, and Sierra requested and received information from Embark’s management necessary to prepare the liquidation analysis for use by the Transaction Committee and the Embark Board. Over the course of the engagement Sierra provided multiple preliminary liquidation analyses, each based on the most up to date information available at various times, to assist the Transaction Committee in evaluating Embark’s strategic alternatives.

A new paragraph under the caption “Background of the Merger” is added as follows:

Due to steps Embark had taken in connection with the restructuring plan to prepare for a potential winding-up and dissolution of Embark if an alternative transaction could not be secured, Embark could not provide to Evercore cash flow projections reflecting Embark's operations as a going concern in the absence of a transaction with Applied. Given these circumstances, Evercore indicated that it was unwilling to undertake a fairness review for purposes of rendering a fairness opinion to the Transaction Committee in connection with the transaction with Applied. Thereafter, the Transaction Committee and Evercore negotiated the revised terms of Evercore’s engagement and on May 24, 2023, the Transaction Committee and Evercore amended the engagement letter to (1) delete references to a fairness opinion and (2) reduce the fixed portion of the success fee from $4.0 million to $3.25 million, the payment of which is contingent upon the completion of the merger.

A new paragraph under the caption “Background of the Merger” is added as follows:

Mr. Grady has been a partner at Sequoia Capital since 2007.  Sequoia has invested in startups and other companies in which Andreessen Horowitz, General Catalyst and Lux Capital, which are among the principal stockholders of Applied and whose representatives serve on or have observation rights related to Applied’s board of directors, have also invested.

The 87th paragraph under the caption “Background of the Merger” is amended and restated to read as follows:

On April 12, 2023, at the direction of the Transaction Committee, representatives of Wilson Sonsini initiated contact with Houlihan Lokey, a financial advisor with significant experience in liquidations and restructurings, regarding a potential engagement for Houlihan Lokey to provide a fairness opinion to the Transaction Committee in connection with the transaction with Applied. Following various discussions and negotiation of the engagement terms, the Transaction Committee, engaged Houlihan Lokey, as of April 17, 2023, to, upon the request of the Transaction Committee, provide an opinion to the Transaction Committee as to the fairness, from a financial point of view, to the holders of Company common stock of the consideration to be received by such holders in the proposed transaction with Applied. In connection with its engagement, upon request of the Transaction Committee, representatives of Houlihan Lokey confirmed that, based on a review of its information management systems, Houlihan Lokey did not identify any engagements by Embark or Applied for which Houlihan Lokey received fees for providing investment banking or financial advisory services in the two years prior to its engagement.

A new paragraph 97 under the caption “Background of the Merger” is added to read as follows:

On May 12, 2023, Evercore provided Embark with a customary relationship disclosure letter. In the two years prior to its engagement , Evercore had not received compensation from Embark or Applied.

The section of the Proxy Statement captioned “Opinion of Houlihan Lokey to the Transaction Committee” is amended and supplemented as follows:

The seventh paragraph under the caption “Opinion of Houlihan Lokey to the Transaction Committee” is amended and restated to read as follows:

Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Embark since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. In reaching Houlihan Lokey’s conclusions in its opinion, with the Transaction Committee’s consent, (i) Houlihan Lokey did not rely upon a discounted cash flow analysis of Embark on a going-concern-basis, because, as the Transaction Committee advised Houlihan Lokey and directed Houlihan Lokey ~~to assume~~ not to rely upon any cash projections, other than the projected Distributions, Defense Costs and related items set forth in the Management Liquidation Analysis, as no current, reliable projections with respect to the future financial performance of Embark were available, and (ii) Houlihan Lokey did not rely upon a review of the publicly available financial terms of other transactions or a review of other companies with publicly traded equity securities, due to Embark’s lack of historical and projected revenues and its going concern issues. In addition, for purposes of its analyses and opinion, with the Transaction Committee’s consent, Houlihan Lokey assumed that shares of our Class A common stock were the economic equivalent and had the same value as shares of our Class B common stock, notwithstanding the different voting rights and other non-financial terms of such shares that could impact their value.

The section of the Proxy Statement captioned “Litigation Relating to the Merger” is amended and supplemented as follows:

The three paragraphs under the caption “Litigation Relating to the Merger” are amended and restated to read as follows:

On June 26, 2023, a purported stockholder of Embark filed a complaint in the Court of Chancery of the State of Delaware against Embark and the members of the Embark Board, captioned Hanshew v. Embark Technology, Inc., et al, Case No. 2023-0654, asserting claims for breach of fiduciary duty (the “Hanshew Complaint”). On June 28, 2023, a purported stockholder of Embark filed a complaint in the U.S. District Court for the Northern District of California against Embark and the members of the Embark Board, captioned Tarlecky v. Embark Tech., Inc., et al., Case No. 3:23-cv-03211 (the “Tarlecky Complaint”). On June 29, 2023, a purported stockholder of Embark filed a complaint in the U.S. District Court for the Northern District of California against Embark and the members of the Embark Board, captioned Daro v. Embark Tech., Inc., et al., Case No. 4:23-cv-03246 (the “Daro Complaint,” and together with the Hanshew Complaint and Tarlecky Complaint, the “Complaints”).

The Hanshew Complaint asserts a claim against Embark and the members of the Embark Board for breach of fiduciary duty for allegedly omitting material facts from the Proxy Statement. The Tarlecky Complaint and Daro Complaint assert claims against Embark and the members of the Embark Board under Section 14(a) of the Exchange Act for issuing Embark’s preliminary proxy statement with allegedly false and misleading statements of material facts and omissions of material facts and against the individual defendants under Section 20(a) of the Exchange Act for alleged “control person” liability with respect to such allegedly false and misleading statements of material facts and omissions of material facts. The allegations in the Tarlecky Complaint and Daro Complaint include that the preliminary proxy statement omitted material information regarding the Embark Liquidation Analysis; Embark’s financial projections; the sales process; the analyses performed by Houlihan Lokey, Evercore, and Sierra; potential conflicts of interest involving Houlihan Lokey, Evercore, and Sierra; and potential conflicts of interest involving alleged Embark insiders. The Complaints seek~~s~~, among other relief, to enjoin Embark from proceeding with the special meeting unless and until Embark cures certain alleged disclosure deficiencies in ~~this~~the ~~p~~Proxy ~~s~~Statement, to recover damages, and for an award of attorneys’ fees and costs.

~~Embark believes that the allegations are without merit.~~ The defendants believe that the disclosures set forth in the preliminary proxy statement and Proxy Statement comply fully with all applicable laws and that the allegations contained in the Complaints are without merit. Additional lawsuits arising out of the merger may be filed in the future. No assurances can be made as to the outcome of such lawsuits or the Complaints.

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If you have any questions concerning the Special Meeting, the Proxy Statement or this Amendment, would like additional copies of the Proxy Statement or this Amendment, or need help submitting your proxy or voting your shares of common stock, please contact our proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Stockholders may call toll free: (800) 821-8781

Banks and Brokers may call collect: (212) 269-5550

Email: EMBK@dfking.com